SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 Amendment No. 1


                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 29, 2001



                       CAPITAL BEVERAGE CORPORATION
              --------------------------------------------
              Exact name of registrant as specified in its charter)


         Delaware              0-13181                13-3878747
      ---------------        -----------             ------------------
      (State or other        (Commission             (IRS Employer
      jurisdiction of         File Number)           Identification No.)
        formation)


      1111 East Tremont Avenue, Bronx, New York                    10460
      ------------------------------------------                   ------
       (Address of principal executive offices)                  (Zip Code)



        Registrant's telephone number, including area code (718) 409-2337



          (Former name or former address, if changes since last report)

Item 1.  Changes in Control of Registrant.

     As was previously reported on Form 8-K, dated May 11, 2001, on May 4, 2001, Capital Beverage Corporation, a Delaware corporation (the "Company") and Prospect Beverages, Inc., a New York corporation ("Prospect") entered into an Asset Purchase Agreement (the "Purchase Agreement"), to acquire certain assets and liabilities of Prospect (the "Asset Purchase").

     On June 29, 2001 (the "Effective Date"), pursuant to the Purchase Agreement, the Company purchased all of the assets of Prospect's business which related to Prospect's business of distributing beverages, including among other things, beer distribution rights, properties, rights, leases, interests, goods and customer lists of Prospect. The purchase price of the assets consisted of the assumption by the Company of certain liabilities of Prospect and the issuance of an aggregate of five hundred thousand (500,000) shares of the common stock of the Company to the shareholders of Prospect. In addition, an officer of Prospect joined the Board of Directors of the Company.

     In connection with the acquisition, the Company received financing from the Connecticut Bank of Commerce in the principal amount of approximately $5,000,000. The proceeds of the loan were used to satisfy certain of the liabilities of Prospect and for other working capital purposes.

     As a condition to the closing of the Purchase Agreement, the parties thereto were required to enter into a voting agreement. See Item 5 below.

Item 2.           Acquisition or Disposition of Assets.

     See Item 1. above for a description of the Asset Purchase.

     Prospect, a New York corporation, is a Brooklyn based Pabst Distributor of Colt-45 Malt Liquor and other beverages.


Item 5.  Other Events.

     As of June 29, 2001, Carmine Stella and Anthony Stella (collectively referred to herein as the "Capital Stockholders"), Monty Matrisciani, Daniel Matrisciani and Alex Matrisciani (collectively referred to herein as the "Prospect Stockholders"), the Company and Prospect entered into a five year Voting Agreement (the "Voting Agreement").

     Commencing upon the first annual meeting of the Company's stockholders after June 29, 2001, which will be held not later than September 30, 2001 and during the term of the Voting Agreement, the parties agreed that the Company shall be governed by a Board of Directors (the "Board") of eight (8) members (or six (6) if the parties agree). Pursuant to the Voting Agreement, the directors shall serve for periods of one year (the first period commencing on the date of the annual meeting of stockholders or sooner if elected prior thereto) and until their successors are elected at the next annual meeting of the stockholders, at any special meeting, or by majority written consent, as the case may be. Pursuant to the Voting Agreement, the Board shall nominate and recommend to the stockholders of the Company eight (8) nominees (or six (6) as the case may be) for election to the Board, 50% of whom shall be chosen by the Prospect Stockholders in their sole and absolute discretion ("Prospect Nominees") and 50% of whom shall be chosen by the Capital Stockholders in their sole and absolute discretion (Capital Nominees"). Notwithstanding the foregoing, the Board shall not nominate a person for election whose employment has been terminated by Capital for cause. The Voting Agreement also provides that if the securities of the Company are no longer listed on The Nasdaq Smallcap Market ("Nasdaq"), the Board shall take immediate action to appoint the new board prior to the next annual meeting of shareholders. In addition, the Prospect Stockholders may request the Board, prior to the next annual meeting, to seek permission from Nasdaq to elect the new board prior to the next annual meeting of shareholders, without the need for such meeting. As of June 18, 2001, the securities of the Company are no longer listed on Nasdaq.

     Each Prospect Stockholder and each Capital Stockholder agreed that during the term of the Voting Agreement to vote, or cause to be voted, their respective shares and any other shares acquired after the date hereof (less such shares sold pursuant to Rule 144 or in other open market transactions) (the "Shares"), in person or by proxy, in favor of the Prospect Nominees and Capital Nominees at every meeting of the stockholders of the Company at which directors are elected to the Board and at every adjournment thereof. Notwithstanding anything contained therein to the contrary, each Prospect Stockholder and Capital Stockholder may sell any of their Shares under Rule 144, or pursuant to an effective registration statement, at which time the Shares sold shall be free of any restrictions or obligations imposed by the Voting Agreement. In connection with any such sale, the Company shall provide, or cause to be provided, such instructions or opinions of counsel as are necessary to remove all legends from such Shares.

Item 7 . Financial Statements and Exhibits.

(a)      Financial Statements of Business Acquired

                  The audited balance sheet of Prospect as of August 31, 2000, and the related statement of operations, changes in stockholders' equity and cash flows for the year then ended, is attached hereto as
         Exhibit 99.1.

                  The audited balance sheet of Prospect as of August 31, 1999, and the related statement of operations, changes in stockholders' equity and cash flows for the year then ended, is attached hereto as
         Exhibit 99.2.

(b)      Pro Forma Information

                  The unaudited pro forma financial information of Capital Beverage relating to the Prospect acquisition is attached hereto as
         Exhibit 99.3.

(c)      Exhibits

                  (i) Press Release dated July 5, 2001. Exhibit No. 99.4

                  (ii) Voting Agreement, dated as of June 29, 2001, among Carmine Stella and Anthony Stella, Monty Matrisciani, Michael Matrisciani, Daniel Matrisciani and Alex Matrisciani, Capital and Prospect Beverage Corporation. Exhibit No. 99.5

Item 9.       Regulation FD Disclosure.

         Attached hereto is a copy of the Company's press release dated July 5, 2001.

                                                     SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.


                          CAPITAL BEVERAGE CORPORATION



                          By: /s/   Carmine Stella
                             --------------------------------
                             Name:  Carmine Stella
                             Title: President and Chief Executive Officer

Dated:  October 19, 2001